EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Primus Knowledge Solutions, Inc.:

We consent to the use of our report dated February 10, 2004, except as to Notes 10 and 16, which are as of March 18, 2004, with respect to the consolidated balance sheets of Primus Knowledge Solutions, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule and our report dated November 4, 2003, with respect to the balance sheet of Broad Daylight, Inc. as of June 30, 2003, and the related statements of operations, shareholders’ deficit and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report covering the December 31, 2003 consolidated financial statements of Primus Knowledge Solutions, Inc. refers to a change in the method of accounting for goodwill and other intangible assets.

/s/    KPMG LLP

Seattle, Washington

March 24, 2004